Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:
William Schmitt — Integrated Corporate Relations
203-682-8200, investorrelations@lakesentertainment.com
FOR FURTHER INFORMATION CONTACT:
Timothy Cope — 952-449-7030

FOR IMMEDIATE RELEASE:
November 18, 2008

LAKES ENTERTAINMENT ANNOUNCES BIA APPROVAL OF
SHINGLE SPRINGS AMENDED COMPACT
MINNEAPOLIS — November 18, 2008 — Lakes Entertainment, Inc. (NASDAQ: LACO) announced today that the amendment to the Tribal-State Gaming Compact between the Shingle Springs Band of Miwok Indians and the State of California for the Red Hawk Casino (“Amendment”) has been approved by the Bureau of Indian Affairs (“BIA”). The Amendment will take effect when the notice of the BIA’s approval is published in the Federal Register.
The amended Compact runs through 2029 and allows for a maximum of 5,000 Class III slot machines at one gaming facility. In consideration for the increased number of slot machines, the Shingle Springs Tribe will share revenues with the State based on a sliding scale percentage of net win — ranging from 20 percent to 25 percent — from the operation of the slot machines. The Tribe will also contribute $4.6 million per year to the Revenue Sharing Trust Fund, which pays up to $1.1 million each year to non-gaming tribes in California.
“We are pleased that the amendment to the Compact has been approved,” said Lakes’ President and Chief Financial Officer Tim Cope. “With this last hurdle overcome, we are now prepared to open the casino with Class III slot machines on December 17, 2008.”
Upon its opening, the Red Hawk Casino plans to feature approximately 2,000 Class III slot machines, 75 table games, a high stakes gaming room, as well as 10 food and beverage outlets, enclosed parking and other facilities. The Tribe estimates that the casino will generate approximately 2,000 jobs.

About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with four separate Tribes for casino operations in Michigan, California, and Oklahoma, for a total of five separate casino sites. Lakes is currently managing the Cimarron Casino for the Iowa Tribe of Oklahoma and the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians. Lakes is also involved in other business activities, including possible development of a Company owned casino resort project in Vicksburg, Mississippi and the development of new table games for licensing to Tribal and non-Tribal casinos. The Company also owns approximately 61 percent of WPT Enterprises, Inc. (NASDAQ: WPTE), a separate publicly held media and entertainment company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes, including the World Poker Tour® television series, the operation of an online gaming website, the licensing and sale of branded products and the sale of corporate sponsorships. As a result of a previously announced dividend of the shares of WPTE that Lakes owns, Lakes will no longer have an ownership interest in WPTE after November 21, 2008.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange.